EXHIBIT 99.1

To:           All Pinnacle Employees
From:       John Spanjers
Re:           Labor Negotiations Update

In recent weeks, we have been working tirelessly with our labor unions to negotiate the concessions necessary to successfully emerge from Chapter 11 with a competitive cost structure. As you know, we must achieve approximately $76 million in annual cost savings, the majority of which will need to be realized through modifications to our collective bargaining agreements.

While we have made some progress, including finalizing an agreement with the TWU, which represents our Dispatchers, earlier this week, we have not been able to reach agreements on the changes we need from our two other unions, ALPA and the AFA. Our negotiations have been constructive to date, however, Pinnacle must take all steps to position the company to restructure successfully.

To that end, Thursday, we filed a motion under Section 1113 of the U.S. Bankruptcy Code to begin the process of seeking Court authorization to reject our current collective bargaining agreements with ALPA and the AFA and put in place new, cost-competitive labor agreements that position the company for viability.

We remain committed to reaching consensual resolutions with all of our labor unions, and will continue to negotiate with them in the coming weeks.

If we are unable to reach agreement with ALPA and the AFA, under the 1113 process, we will ask the Bankruptcy Court in October to reject the existing agreements with these unions and approve new terms reflecting the changes we need. To be clear, our goal remains to meet cost savings targets through consensual agreements prior to the start of the hearing – and we are ready, willing and able to continue meeting with union representatives. But, we must make meaningful progress very quickly; there is little time to spare.

Absent these cost savings, there is no path to long-term sustainability for Pinnacle. The industry cost pressures that drove us into bankruptcy have only intensified since we filed. We have seen Delta announce their intentions to reduce 50-seat jet flying by more than 200 aircraft. With a reduction in flying and attrition, the seniority of our work force and our cost disadvantage have both increased. We have learned of the imminent shut-down of Comair, an airline that has many similarities to Pinnacle, and these pressures will cripple Pinnacle unless we have a cost structure that can withstand them.

There is no denying the significance of the requested cuts and the hardship they will impose. Given that we have already extracted all feasible savings from the other areas of our business, we firmly believe that these labor concessions are the best and only remaining way to ensure Pinnacle’s survival and preserve as many jobs as possible.

We believe strongly that the proposed modifications will help Pinnacle emerge from bankruptcy with the ability to compete for and win new business. In addition to bringing our labor costs down to industry levels, they will help us reduce our operating expenses for 76-seat aircraft, which costs are currently much higher than those airlines earning new, dual-class flying from Delta. In achieving a competitive cost structure, Pinnacle will take a significant step to secure our future.

Thank you for all you have done and continue to do to keep Pinnacle operating safely, reliably and seamlessly throughout this process. Though this is a challenging time for us all, I ask that you continue to demonstrate the same dedication as we work to preserve our remaining jobs and build a viable airline.